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                 [COMMUNITY FINANCIAL SHARES, INC. LETTERHEAD]


March 4, 2009


Dear Stockholder:

As of this date, the turmoil and uncertainty in the financial markets continue to be headline news. The implications of the various rescue/bailout plans continues to be a hot topic and somewhat controversial. Add on top of this the continued struggles in the real estate market and we have a very interesting period to be in banking. While all of these factors continue to have a significant impact on our bank, we are beginning to see some positive factors underlying the current situation.

As we continue to take a conservative approach to our business, we have yet to determine the proper timing for the re-instatement of our quarterly dividend. The suspension of the dividend is a reaction to our desire to preserve capital through a difficult time. The year-to-date financial results, unaudited, reflect a net after-tax loss of $1.3 million or $1.02 per share. The primary cause of the operating loss has been the $2.2 million in additional funds allocated to our provision for loan loss and the previously reported write-off of Freddie Mac preferred stock.

Although the media have painted all banks with the same brush pointing to the dire consequences of "toxic assets," massive write-downs, and significant bad loans, we are happy to report the following:

     o Over the course of 2008 construction and land development loans have been reduced from $39 million to $18.9 million (8.4% of total loans) as of year-end
     o We have no sub-prime real estate loans or so-called "toxic" bonds or assets
     o Losses in our loan portfolio during 2008 totaled $905,000, a modest 40 basis points (less than 1/2 of 1%)
     o Past due loans 90 days and over including non-accruals are a very manageable 1.2% of total loans
     o To date, Other Real Estate Owned (foreclosed property for resale on our books) totals $112,000, less than one-tenth of one percent of our loans outstanding
     o   Our reserve for loan losses stands at a record high
     o Our capital reserves (your investment in the bank) continue to surpass the regulatory requirement to be considered as a well capitalized bank

The current price of our bank stock reflects the uncertainty and chaos of the marketplace and we expect volatility to continue and, in the short term, that share prices will not reflect the underlying value of our fine bank. In the past, our stock has generally traded between 1.4 and 1.8 times book value. However, it is currently trading below our book value at $14.00 per share. Recognizing that the economy and our industry will, as it always has, recover, we're confident in the long-term prospects for your investment.

We are pleased to state that we have returned to a modest level of profitability in January and expect continued improvement in our earnings over the course of the year.


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Stockholder Letter
March 4, 2009
Page Two




Finally, we continue to see significant growth in our deposit base which is a strong statement of our customers' perception of the safety in Community Bank. We are actively seeking new loans and have experienced record volume in our mortgage department over the past few months. The steps taken to date to address our financial condition position us well for a consistent return to profitability and ultimately the re-instatement of the bank's dividend. We appreciate your support and patience through this difficult time.

As always, we welcome your comments.

ON BEHALF OF
THE BOARD OF DIRECTORS


/s/ Scott W. Hamer                          /s/ Donald H. Fischer
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Scott W. Hamer, President & CEO             Donald H. Fischer, Chairman





This document contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding business strategies, intended results and future performance. Forward-looking statements are preceded by such terms as "expects," "believes," "anticipates," "intends," and similar expressions. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected.